Filed pursuant to Rule 424(b)(5)
Registration No. 333-59098
PROSPECTUS SUPPLEMENT
(To Prospectus dated May 2, 2001)
$175,000,000
Northern States Power Company
(a Minnesota corporation)
8.00% Public Income NotES (PINES®) due 2042

         This is an offering of $175,000,000 of 8.00% Public Income NotES (8.00% Notes, Series due 2042, which we refer to in this prospectus supplement as “PINES”) due 2042 to be issued by Northern States Power Company, a Minnesota corporation. The PINES will be general unsecured obligations of ours. The PINES will be equal in rank with our other existing and future unsecured indebtedness, but will be subordinated to our existing and future secured indebtedness, including our first mortgage bonds. The PINES will mature on July 1, 2042. We will pay interest on the PINES on January 1, April 1, July 1 and October 1 of each year. The first interest payment will be on October 1, 2002. The PINES will be redeemable at our option, in whole or in part, at any time on or after July 11, 2007, at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the redemption date. The PINES will be issued in minimum denominations of $25 and will be increased in multiples of $25.

     Investing in the PINES involves risks. See “Risk Factors” beginning on page S-1 of this prospectus supplement.

     We have applied to list the PINES on the New York Stock Exchange and expect trading in the PINES on the New York Stock Exchange to begin within 30 days after the original issue date. The PINES are expected to trade “flat.” This means that purchasers will not pay and sellers will not receive any accrued and unpaid interest on the PINES that is not included in the trading price.

     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved these securities, or passed upon the adequacy or accuracy of this prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

	Per PINES	Total

Initial public offering price	100.00%	$175,000,000

Underwriting discounts	3.15%	$5,512,500

Proceeds, before deducting expenses, to Northern States Power Company	96.85%	$169,487,500

     The initial public offering price set forth above does not include accrued interest, if any. Interest on the PINES will accrue from July 11, 2002 and must be paid by the purchaser if the PINES are delivered after July 11, 2002.

     We have granted the underwriters an option to purchase up to an additional $26,250,000 aggregate principal amount of the PINES.

     The underwriters are severally underwriting the PINES being offered. The underwriters expect to deliver the PINES in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on July 11, 2002.

     “PINES®” is a registered service mark of Salomon Smith Barney Inc.

Salomon Smith Barney

Merrill Lynch & Co.

Morgan Stanley

Prudential Securities

UBS Warburg

Wachovia Securities
July 8, 2002

RISK FACTORS
THE COMPANY
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES (UNAUDITED)
DESCRIPTION OF THE PINES
MATERIAL FEDERAL INCOME TAX CONSEQUENCES
UNDERWRITING

ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
FORWARD-LOOKING STATEMENTS
NORTHERN STATES POWER COMPANY
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF DEBT SECURITIES
BOOK-ENTRY SYSTEM
LEGAL OPINIONS
EXPERTS
PLAN OF DISTRIBUTION

      You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement and prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

Prospectus Supplement

i

      In this prospectus supplement, the “Company” and “we,” “us” and “our” refer to Northern States Power Company, a Minnesota corporation.

RISK FACTORS

      An investment in the PINES involves significant risks. You should carefully consider these risk factors as well as all of the other information contained or incorporated by reference in this prospectus supplement before you decide to invest in the PINES.

Our credit ratings have been recently lowered and could be further lowered as a consequence of changes in the credit ratings of our affiliates. As a result, the value of the PINES could be reduced.

      Our senior unsecured debt has been assigned a rating by Standard & Poor’s Ratings Group of “BBB-” (negative outlook), by Moody’s Investors Service, Inc. of “A1” (stable outlook) and by Fitch Ratings of “A” (Rating Watch Negative). We cannot assure you that any of our current ratings or those of our affiliates will remain in effect for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency. Any downgrade of our securities could increase our cost of capital, and depending on the severity, have a material adverse effect on our business, financial condition and results of operations. In particular, under the rating methodology used by Standard & Poor’s, our ratings could be changed to reflect a change in credit ratings of any of our affiliates, including NRG Energy. NRG Energy, our affiliate, is engaged in the ownership and operation of generating facilities. The volatility of the competitive electricity markets subjects this business to greater risk than our traditional utility operations. A further lowering of the rating of the PINES by Standard & Poor’s would result in a non-investment grade rating and, as a result, would likely reduce the value of the PINES. We note that the ratings from credit agencies are not recommendations to buy, sell or hold our securities, that such ratings may be subject to revision or withdrawal at any time by the rating agency and that each rating should be evaluated independently of any other rating.

Our limited ability to access the commercial paper market may increase our cost of capital and our dependence on bank lenders and external capital markets.

      On June 26, 2002, Standard & Poor’s lowered the short-term rating on our commercial paper to A-3 from A-2. In general, the market for commercial paper that is rated either (1) below A-2 by Standard & Poor’s or (2) below P-2 by Moody’s is limited. We expect that our outstanding commercial paper, totaling about $170 million as of June 28, 2002, will be replaced as it matures by borrowings under our credit facility or long-term debt. The cost of these new borrowings may be greater than the historical cost of commercial paper. Our current credit facility has a capacity of $300 million and we had loans of $250 million outstanding as of June 28, 2002. This facility expires in August 2002 and will need to be refinanced. That refinancing may require a new credit facility and the willingness of banks to lend to us cannot be determined with certainty prior to that date. As a consequence, our ability to fund our operations and required capital expenditures may be impaired. As a result of our reduced access to the commercial paper market and the reduction in overall bank credit availability, we are likely to be more dependent upon accessing the capital markets. Access to the capital markets on favorable terms will be impacted by our credit ratings (and the ratings of our affiliated companies) and prevailing conditions in the capital markets.

The PINES are a senior unsecured class of our debt and are equal in rank to our other senior unsecured debt, but are subordinated to all of our outstanding and future issuances of first mortgage bonds.

      As of June 2, 2002, we had approximately $820 million in outstanding first mortgage bonds. Under our mortgage indenture, our first mortgage bonds are secured by substantially all of our utility property. According to our mortgage indenture, we currently have the ability to issue in excess of $3 billion of additional first mortgage bonds, subject to issuance tests. In the event of a bankruptcy, another reorganization event related to us or a foreclosure under our first mortgage indenture, the first mortgage bonds would have a prior claim on the assets pledged under our first mortgage indenture, which means that the holders of first mortgage bonds would realize payment on their securities before holders of the PINES.

THE COMPANY

      We are an operating utility engaged in the generation, transmission and distribution of electricity and the transportation, storage and distribution of natural gas in Minnesota, North Dakota and South Dakota. We provide retail electric utility service to approximately 1.3 million customers and gas utility service to approximately 0.4 million customers.

      We were incorporated in Minnesota in 2000 under the name of Northern Power Corporation. We are a wholly-owned subsidiary of Xcel Energy Inc. (formerly named Northern States Power Company). Among Xcel Energy’s other subsidiaries are Public Service Company of Colorado, Southwestern Public Service Company, Northern States Power Company, a Wisconsin corporation, and NRG Energy. As a result of the recently completed exchange for shares of Xcel Energy for publicly held shares of NRG Energy, NRG is now an indirect wholly-owned subsidiary of Xcel Energy. NRG Energy is a leading global energy company, primarily engaged in the ownership and operation of power generation facilities and the sale of energy, capacity and related products. On August 18, 2000, New Century Energies, Inc. merged into the former Northern States Power Company. Immediately following the merger, the surviving entity changed its name to Xcel Energy Inc. and became a registered holding company under the Public Utility Holding Company Act of 1935. At the time of the merger, Xcel Energy Inc. assigned all assets, liabilities and operations relating to former Northern States Power Company’s electric and natural gas utility operations to us and we changed our name to Northern States Power Company.

USE OF PROCEEDS

      We will add the net proceeds from the sale of the PINES to our general funds and expect to apply them to repay short-term indebtedness incurred for general working capital purposes and meet long-term debt maturity requirements. We have entered into a bridge loan agreement with an affiliate of Salomon Smith Barney Inc., one of the underwriters of this offering. The bridge loan agreement provides that we can borrow up to $250,000,000 at either a base rate or eurodollar rate (approximately 3.00% at July 8, 2002). If we draw down under that bridge loan agreement before the closing of this offering, the net proceeds of this offering will be used to repay any amounts outstanding under the bridge loan agreement. As of May 31, 2002, our short-term borrowings aggregated approximately $392 million. During the month of May 2002, the weighted average interest rate of our short-term debt was approximately 2.1%.

RATIO OF EARNINGS TO FIXED CHARGES
(UNAUDITED)

	Twelve Months	Year Ended December 31,
	Ended
	March 31, 2002	2001	2000	1999	1998	1997

Ratio of Earnings to Fixed Charges	4.1	4.0	2.4	3.0	4.0	3.7

      For purposes of computing the ratio of earnings to fixed charges, (1) earnings consist of net income plus fixed charges, federal and state income taxes, deferred income taxes and investment tax credits and less undistributed equity in earnings of unconsolidated investees, and (2) fixed charges consist of interest on long-term debt, other interest charges, the interest component on leases and amortization of debt discount, premium and expense.

DESCRIPTION OF THE PINES
General

      We provide information to you about the PINES in two separate documents: (1) the accompanying prospectus and (2) this prospectus supplement.

      The following statements about the PINES are summaries and are subject to, and qualified in their entirety by reference to, the prospectus and the Indenture dated July 1, 1999 between us and Wells Fargo

Bank Minnesota, National Association, as amended and supplemented (the “Indenture”). See “Description of Debt Securities” in the prospectus for additional information concerning the PINES and the Indenture. The following statements, therefore, do not contain all the information that may be important to you. Not all the defined terms used in this prospectus supplement are defined in this prospectus supplement, and you should refer to the prospectus or Indenture for the definitions of such terms. The provisions of the Indenture set forth the terms of the PINES in greater detail than this prospectus supplement or the prospectus. If the statements herein differ from the provisions of the Indenture, the provisions of the Indenture control.

      The PINES

(1)	will be unsecured obligations of ours;

(2)	will rank equally with all other unsecured and unsubordinated indebtedness of ours from time to time outstanding;

(3)	will be initially limited in aggregate principal amount to $175,000,000; we have granted the underwriters an option to purchase up to an additional $26,250,000 aggregate principal amount of the PINES;

(4)	will mature on July 1, 2042;

(5)	will be issued in minimum denominations of $25 and will be increased in multiples of $25;

(6)	will be redeemable at our option, in whole or in part, at any time on or after July 11, 2007, at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the redemption date;

(7)	are expected to be listed on the New York Stock Exchange; and

(8)	are expected to be rated “A1” (stable outlook), “BBB-” (negative outlook) and “A” (Rating Watch Negative), respectively, by Moody’s Investors Service, Inc., Standard & Poor’s Ratings Group and Fitch Ratings.

Quarterly Payments

      Interest on the PINES will accrue from the date of original issuance at a rate of 8.00% per year and will be payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year, commencing October 1, 2002 (each an “Interest Payment Date”). On an Interest Payment Date, interest will be paid to the persons in whose names the PINES were registered as of the record date. With respect to any Interest Payment Date, the record date will be the fifteenth day of the month preceding such Interest Payment Date, except as otherwise provided in the Indenture.

      The amount of interest payable for any period will be computed on the basis of twelve 30-day months and a 360-day year and, for any period shorter than a full quarterly interest period, will be computed on the basis of the actual number of days elapsed in such 90-day quarterly interest period. If any Interest Payment Date falls on a day that is not a business day, then payment of interest will be made on the next succeeding business day, except that, if such business day is in the next succeeding calendar year, such payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on such date. “Business day” means a day other than (1) a Saturday or a Sunday, (2) a legal holiday or a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close, or (3) a day on which the Trustee’s corporate trust office is closed for business.

Redemption and Repayment

      The PINES will be redeemable at our option, in whole or in part, at any time on or after July 11, 2007, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the redemption date. Additionally, we may at any time repurchase PINES at any price in the open market and may hold, resell or surrender such PINES to the Trustee for cancellation. You will not have the right to require us to repay PINES prior to maturity.

The Trustee and Transfer and Paying Agent

      Wells Fargo Bank Minnesota, National Association, acting through its principal corporate trust office at Sixth Street and Marquette Avenue, Minneapolis, Minnesota, is the Trustee and paying agent for the PINES. Wells Fargo Bank, as paying agent for the PINES, also maintains an office at 45 Broadway, 12th Floor, MAC N2666-120, New York, New York. Payment of principal and interest will be payable, and the PINES will be transferable, at the principal corporate trust office of Wells Fargo in Minneapolis and at its New York office. The Company may, however, pay interest by check mailed to registered holders of the PINES. At the maturity of the PINES, the principal, together with accrued interest thereon, will be payable in immediately available funds upon surrender of such PINES at the office of the Trustee.

Book-Entry Only

      The PINES will be issued only in book-entry form through the facilities of The Depository Trust Company (“DTC”) as the depository (the “Depositary”) and will be in denominations of $25. The PINES will be represented by a single global security (the “Global Security”) and will be registered in the name of DTC or its nominee. See “Book-Entry System” in the accompanying prospectus.

Events of Default

      See “Description of Debt Securities— Events of Default” in the accompanying prospectus.

Issuance of Additional Secured Debt

      As described in the prospectus under the caption “Description of Debt Securities — Limitations on Liens,” subject to the exceptions described in such section, we have agreed that we will not create or permit to exist any liens on our utility properties or assets unless we similarly secure the PINES. You should be aware that one of those exceptions permits us to issue first mortgage bonds in amounts up to the limits described in our first mortgage indenture. Our first mortgage indenture permits us to issue first mortgage bonds in amounts equal to 60% of the cost or fair value of permanent additions (which amount will go up to 66% when our restated mortgage indenture becomes effective) and up to 100% of retired first mortgage bonds. As of December 31, 2001, the amount of first mortgage bonds that we could issue on the basis of permanent additions exceeded $2 billion and the amount of first mortgage bonds we could issue on the basis of retired bonds was approximately $1 billion. However, we cannot issue any first mortgage bonds on the basis of permanent additions unless the earnings applicable to bond interest for a specified twelve-month period are equal to twice the annual interest requirements on the first mortgage bonds, including those to be issued.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

      The following is a summary of the material United States federal income tax consequences of the purchase, ownership and disposition of PINES. It is based on the Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations, administrative pronouncements and judicial decisions, all as in effect on the date of this prospectus supplement and all of which are subject to change or differing interpretations, possibly with retroactive effect. This summary deals only with original purchasers that acquire and hold the PINES as capital assets within the meaning of Section 1221 of the Code. It does not address all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as financial institutions, insurance companies, tax-exempt entities, holders whose “functional currency” is not the U.S. dollar, dealers in securities or foreign currencies, persons holding PINES as part of a hedge, straddle, conversion or other integrated transaction, or persons who have ceased to be United States citizens or to be taxed as resident aliens. If a partnership or other entity taxable as a partnership holds the PINES, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Prospective purchasers should consult their own tax advisors with regard to the application of U.S. federal income tax laws to their particular situation, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

      As used in this prospectus supplement, a “U.S. investor” means a beneficial owner of PINES that is for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation or partnership created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (2) the trust has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

      As used in this prospectus supplement, the term “foreign investor” means a beneficial owner of PINES that is not a U.S. investor.

U.S. Investors

      Payments of interest on PINES will generally be taxable to a U.S. investor as ordinary interest income at the time the interest accrues or the payments are received, in accordance with the U.S. investor’s regular method of accounting for U.S. federal income tax purposes.

      Upon the sale, exchange, redemption or other disposition of PINES, a U.S. investor will recognize taxable gain or loss equal to the difference between the amount realized and the investor’s adjusted tax basis in the PINES. The amount realized excludes any amount attributable to accrued but unpaid interest not previously included in income, which is includible in income as ordinary interest income in accordance with the U.S. investor’s method of accounting. In general, a U.S. investor’s adjusted tax basis in PINES will be equal to the initial purchase price. Any gain or loss will be capital gain or loss and will be long-term capital gain or loss if, at the time of disposition, the PINES have been held for more than one year. The deductibility of a capital loss is subject to limitations.

Foreign Investors

      Subject to the discussion below concerning backup withholding, payments of interest on the PINES to any foreign investor will not be subject to U.S. federal income tax or a 30% (or lower applicable treaty rate) withholding tax provided that (1) the interest is not effectively connected with the conduct by the foreign investor of a trade or business in the United States, (2) the foreign investor does not own, actually or constructively, 10% or more of the combined voting power of all classes of our stock entitled to vote, (3) the foreign investor is not a controlled foreign corporation that is related, directly or indirectly, to us through stock ownership, and (4) the foreign investor satisfies certain certification requirements. Currently, these requirements will be met if the beneficial owner provides its name and address and certifies on IRS Form W-8BEN, under penalties of perjury, that it is not a United States person, or a financial institution holding PINES on behalf of the beneficial owner certifies, under penalties of perjury, that such statement has been received by it and furnishes the paying agent with a copy. If PINES are held by a foreign partnership or a foreign intermediary, special certification requirements apply.

      Subject to the discussion below concerning backup withholding, a foreign investor will not be subject to U.S. federal income tax on any gain realized on the sale, exchange, redemption or other disposition of PINES unless (1) the gain is effectively connected with the conduct by the investor of a trade or business in the

United States, or (2) in the case of a foreign investor who is an individual, the individual is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met.

Information Reporting and Backup Withholding

      Both U.S. investors and foreign investors may be subject to information reporting and backup withholding with regard to payments on the PINES. Any amount withheld under the backup withholding rules may be allowed as a refund or a credit against the investor’s U.S. federal income tax liability, provided that the required information is furnished to the Internal Revenue Service. U.S. investors will generally be required to furnish a social security number or other taxpayer identification number in order to avoid backup withholding tax on payments of principal and interest on PINES and on payment of the proceeds from the disposition before maturity of PINES. Foreign investors can establish an exemption from backup withholding by providing the certification described above under “Foreign Investors.”

UNDERWRITING

      We and the underwriters named below have entered into an underwriting agreement dated the date of this prospectus supplement with respect to the PINES. Subject to the terms and conditions set forth in that underwriting agreement, each underwriter named below has severally agreed to purchase the aggregate principal amount of PINES indicated in the following table.

Principal
Amount of
Underwriters	PINES

Salomon Smith Barney Inc.	$26,062,500

Merrill Lynch, Pierce, Fenner & Smith Incorporated	25,000,000

Morgan Stanley & Co. Incorporated	25,000,000

Prudential Securities Incorporated	25,000,000

UBS Warburg LLC	25,000,000

Wachovia Securities, Inc.	25,000,000

ABN AMRO Incorporated	1,100,000

Banc of America Securities LLC	1,100,000

Bear, Stearns & Co. Inc.	1,100,000

Charles Schwab & Co., Inc.	1,100,000

CIBC World Markets Corp.	1,100,000

Credit Suisse First Boston Corporation	1,100,000

RBC Dain Rauscher Inc.	1,100,000

Deutche Banc Alex. Brown Inc.	1,100,000

H&R BLOCK Financial Advisors, Inc.	1,100,000

Legg Mason Wood Walker, Incorporated	1,100,000

McDonald Investments Inc., a KeyCorp Company	1,100,000

Quick & Reilly, Inc.	1,100,000

TD Securities (USA) Inc.	1,100,000

U.S. Bancorp Piper Jaffray Inc.	1,100,000

Wells Fargo Van Kasper LLC	1,100,000

BNY Capital Markets, Inc.	437,500

Barclays Capital Inc.	437,500

C.L. King & Associates, Inc.	437,500

D.A. Davidson & Co.	437,500

Fahnestock & Co. Inc.	437,500

Ferris, Baker Watts, Incorporated	437,500

J.J.B. Hilliard, W.L. Lyons, Inc.	437,500

Janney Montgomery Scott LLC	437,500

Morgan Keegan & Company, Inc.	437,500

Robert W. Baird & Co. Incorporated	437,500

Ryan, Beck & Co. LLC	437,500

Southwest Securities, Inc.	437,500

Stifel, Nicolaus & Company, Incorporated	437,500

Tokyo-Mitsubishi International plc	437,500

Wedbush Morgan Securities, Inc.	437,500

Principal
Amount of
Underwriters	PINES

William Blair & Company L.L.C.	437,500

The Williams Capital Group, L.P.	437,500

Total	$175,000,000

      The underwriting agreement provides that the obligations of the underwriters to purchase the PINES are subject to the approval of specified legal matters by their counsel and several other specified conditions. If any of the PINES are purchased by the underwriters pursuant to the underwriting agreement, then all of the PINES must be purchased.

      The underwriters have advised us that they propose to offer all or part of the PINES to the public at the initial public offering price set forth on the cover of this prospectus supplement, and, in part, to certain securities dealers at such price less a concession of $0.50 per PINES. The underwriters may allow, and such dealers may reallow, a concession not in excess of $0.45 per PINES to certain brokers and dealers. After all the PINES are released for sale to the public, the underwriters may change the offering price and the other selling terms.

      The following table shows the underwriting discounts and commissions that we will pay to the underwriters in connection with this offering of PINES (expressed as a percentage of the principal amount of the PINES):

Paid by Northern
States Power
Company

Per PINES	3.15%

      Prior to the offering, there has been no public market for the PINES. We have applied to list the PINES on the New York Stock Exchange, and we expect trading in the PINES on the New York Stock Exchange to begin within 30 days after the original issue date. In order to meet one of the requirements for listing the PINES, the underwriters will undertake to sell lots of 100 or more PINES to a minimum of 400 beneficial holders.

      The PINES are a new issue of securities with no established trading market. The underwriters have advised us that they intend to make a market in the PINES but are not obligated to do so and may discontinue market making at any time without notice. Neither we nor the underwriters can assure you that the trading market for the PINES will be liquid.

      We have granted the underwriters an option, exercisable until August 8, 2002, to purchase up to an additional $26,250,000 aggregate principal amount of the PINES at the public offering price set forth on the cover page of this prospectus supplement. To the extent the option is exercised, each underwriter will become obligated to purchase approximately the same percentage of the additional PINES as the underwriter purchased in the original offering. If the underwriters’ option is exercised in full, the total initial public offering price to the public would be $201,250,000, the total underwriting discounts and commissions would be $6,339,375 and total proceeds, before deducting expenses, to us would be $194,910,625.

      In connection with this offering, the underwriters may purchase and sell PINES in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater total principal amount of PINES than they are required to purchase in this offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the PINES while this offering is in progress.

      The underwriters also may impose a penalty bid. This may occur when a particular underwriter repays to the underwriters a portion of the underwriting discount because the underwriters have repurchased PINES sold by or for the account of that underwriter in stabilizing or short covering transactions.

      These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the PINES. As a result, the price of the PINES may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

      We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

      An affiliate of Salomon Smith Barney Inc. is a party under a bridge loan agreement described above under the caption “Use of Proceeds”. If we borrow under that bridge loan agreement before the closing of this offering, the net proceeds of this offering will be applied to repay any amounts outstanding under the bridge loan agreement. In the ordinary course of their respective businesses, the underwriters and their affiliates have engaged, and may in the future engage, in investment banking or commercial banking transactions with us and our affiliates.

PROSPECTUS

NORTHERN STATES POWER COMPANY

414 Nicollet Mall
Minneapolis, Minnesota 55401
(612) 330-5500

DEBT SECURITIES

       We may offer for sale from time to time up to $600,000,000 aggregate principal amount of our unsecured debt securities. We refer to the debt securities being offered by this prospectus as “Debt Securities.” We may sell the Debt Securities in one or more series (i) through underwriters or dealers, (ii) directly to a limited number of institutional purchasers, or (iii) through agents. See “Plan of Distribution.” The amount and terms of the sale of a series of Debt Securities will be determined at the time of sale and included in a prospectus supplement that will accompany this prospectus. That prospectus supplement will include if applicable:

•	The names of any underwriters, dealers or agents involved in the distribution of that series of Debt Securities;

•	Any applicable commissions or discounts and the net proceeds to us from that sale;

•	The aggregate principal amount and offering price of that series of the Debt Securities;

•	The rate or rates (or method of calculation) of interest;

•	The time or times and place of payment of interest;

•	The maturity date or dates; and

•	Any redemption terms or other specific terms of that series of Debt Securities.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 2, 2001.

      You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of those documents.

ii

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a “shelf” registration process. Under this shelf process, we may, over the next two years, sell any combination of the Debt Securities described in this prospectus in one or more offerings up to a total dollar amount of $600,000,000. This prospectus provides you with a general description of the Debt Securities we may offer. Each time we sell Debt Securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “WHERE YOU CAN FIND MORE INFORMATION.”

      We believe we have included all information material to investors but certain details that may be important for specific investment purposes have not been included. To see more detail, you should read the exhibits filed with this registration statement.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

      The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference our Annual Report on Form 10-K for the period ended December 31, 2000, filed with the SEC on March 28, 2001, and any future filing made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities.

      We are not required to, and do not, provide annual reports to holders of our debt securities unless specifically requested by a holder.

      You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Corporate Secretary Northern States Power Company 414 Nicollet Mall Minneapolis, Minnesota 55401 (612) 330-5500

FORWARD-LOOKING STATEMENTS

      This prospectus and the documents it incorporates by reference contain statements that are not historical fact and constitute “forward-looking statements.” When we use words like “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “may,” “should” or similar expressions, or when we discuss our strategy or plans, we are making forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Our future results may differ materially from those expressed in these forward-looking statements. These statements are necessarily based upon various assumptions involving judgments with respect to the future and other risks, including, among others:

•	general economic conditions, including their impact on capital expenditures

•	business conditions in the energy industry

•	competitive factors

•	unusual weather

•	changes in federal or state legislation

•	regulation

•	the other risk factors listed from time to time by us in reports filed with the Securities and Exchange Commission

      You are cautioned not to rely unduly on any forward-looking statements. These risks and uncertainties are discussed in more detail under “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K, for the year ended December 31, 2000, and other documents on file with the Securities and Exchange Commission. You may obtain copies of these documents as described under “WHERE YOU CAN FIND MORE INFORMATION”.

NORTHERN STATES POWER COMPANY

      We are a public utility engaged in the generation, transmission and distribution of electricity and the transportation, storage and distribution of natural gas in Minnesota, North Dakota and South Dakota under the name Xcel Energy. We provide retail electric utility service to approximately 1.3 million customers and gas utility service to approximately 0.4 million customers.

      We were incorporated in Minnesota in 2000 under the name of Northern Power Corporation. We are a wholly-owned subsidiary of Xcel Energy Inc. (formerly named Northern States Power Company). On August 18, 2000, New Century Energies, Inc. merged into the former Northern States Power Company. Immediately following the merger, the surviving entity changed its name to Xcel Energy Inc. and became a registered holding company under the Public Utility Holding Company Act of 1935. At the time of the merger, Xcel Energy Inc. assigned all assets, liabilities and operations relating to former Northern States Power Company’s electric and natural gas utility operations to us.

USE OF PROCEEDS

      We will add the net proceeds from the sale of the Debt Securities to our general funds and use such proceeds for general corporate purposes, including working capital, capital expenditures, payment of dividends to Xcel Energy Inc. and the repayment, retirement or refinancing of our indebtedness, including intercompany indebtedness. Our short-term borrowings aggregated approximately $231,000,000 as of March 30, 2001. The specific allocation of the proceeds of a particular series of the Debt Securities will be described in the prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES
(unaudited)

	Year Ended December 31,

	2000	1999	1998	1997	1996

Ratio of Earnings to Fixed Charges	2.4	3.0	4.0	3.7	4.4

      For purposes of computing the ratio of earnings to fixed charges, (i) earnings consist of net income plus fixed charges, federal and state income taxes, deferred income taxes and investment tax credits and less undistributed equity in earnings of unconsolidated investees; and (ii) fixed charges consist of interest on long-term debt, other interest charges, the interest component on leases and amortization of debt discount, premium and expense.

DESCRIPTION OF DEBT SECURITIES

      The description below contains summaries of selected provisions of the indenture, including the supplemental indenture, under which the Debt Securities will be issued. These summaries are not complete. The indenture and the form of supplemental indenture have been filed as exhibits to the registration statement. You should read them for provisions that may be important to you. In the summaries below, we have included references to section numbers of the indenture so that you can easily locate these provisions.

      We are not required to issue future issues of indebtedness under the indenture described in this prospectus. We are free to use other indentures or documentation, containing provisions different from those described in this prospectus, in connection with future issues of other indebtedness.

      The Debt Securities will be represented either by global securities registered in the name of The Depository Trust Company (“DTC”), as depository (“Depository”), or its nominee, or by securities in certificate form issued to the registered owners, as set forth in the applicable prospectus supplement. See “BOOK-ENTRY SYSTEM” in this prospectus.

General

      The Debt Securities may be issued in one or more new series under an Indenture dated July 1, 1999 between us and Wells Fargo Bank Minnesota, National Association, as successor trustee (the “Trustee”). This indenture was originally entered into by our predecessor company, but we assumed the obligations under the indenture in August 2000, when the assets of the former Northern States Power Company were transferred to us. This indenture, as previously supplemented by supplemental indentures and as to be supplemented by a new supplemental indenture for each series of Debt Securities, is referred to in this prospectus as the “Indenture.” The Debt Securities will be unsecured obligations and will rank on a parity with our other existing and future unsecured indebtedness. We refer in this prospectus to debt securities issued under the Indenture, whether previously issued or to be issued in the future, including the Debt Securities, as the “securities.” The amount of securities that we may issue under the Indenture is not limited.

      The Debt Securities may be issued in one or more series, may be issued at various times, may have differing maturity dates and may bear interest at differing rates. The prospectus supplement applicable to each issue of Debt Securities will specify:

•	the title, aggregate principal amount and offering price of that series of Debt Securities;

•	the interest rate or rates, or method of calculation of the rate or rates, on that series of Debt Securities, and the date from which the interest will accrue;

•	the dates on which interest will be payable;

•	the record dates for payments of interest;

•	the date on which the Debt Securities of that series will mature;

•	any redemption terms;

•	the period or periods within which, the price or prices at which and the terms and conditions upon which the Debt Securities of that series may be repaid, in whole or in part, at the option of the holder thereof; and

•	other specific terms applicable to the Debt Securities of that series.

      The applicable prospectus supplement also may describe special United States federal income tax considerations (if any) applicable to Debt Securities sold at an original issue discount and special

      United States federal income tax or other considerations (if any) applicable to any Debt Securities which are denominated in other than United States dollars.

      Unless otherwise indicated in the applicable prospectus supplement, the Debt Securities will be denominated in United States currency in minimum denominations of $1,000 and integral multiples of $1,000, except that the denomination of any Debt Security issued in the form of a Global Security will not exceed $400,000,000 without the approval of the Depository.

      Unless otherwise indicated in the applicable prospectus supplement, there will be no provisions in the Indenture or the Debt Securities that require us to redeem, or permit the holders to cause a redemption of, the Debt Securities or that otherwise protect the holders in the event that we incur substantial additional indebtedness, whether or not in connection with a change in control of our company. However, any change in control transaction that involves the incurrence of substantial additional long-term indebtedness by us in such a transaction could require approval of federal and state utility regulatory authorities. Management believes that such approvals would be unlikely in any transaction that would result in our company, or a successor to our company, having a highly leveraged capital structure.

Registration, Transfer And Exchange

      Debt Securities of any series may be exchanged for other Debt Securities of the same series of any authorized denominations and of a like aggregate principal amount and kind. (Section 2.6.)

      Unless we indicate otherwise in the applicable prospectus supplement, Debt Securities may be presented for registration of transfer (duly endorsed or accompanied by a duly executed written instrument of transfer), at the office of the Trustee maintained for that purpose and referred to in the applicable prospectus supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. Any transfer or exchange will be effected upon the Trustee’s satisfaction with the documents of title and indemnity of the person making the request. (Sections 2.6 and 2.7.)

      The Trustee will not be required to exchange or register a transfer of any Debt Securities of a series selected, called or being called for redemption except, in the case of any Debt Security to be redeemed in part, the portion thereof not to be so redeemed. (Section 2.6.) See “BOOK-ENTRY SYSTEM” below.

Payment and Paying Agents

      Principal, interest and premium, if any, on Debt Securities issued in the form of global securities will be paid in the manner described below under the caption “BOOK-ENTRY SYSTEM.” Unless we indicate otherwise in the applicable prospectus supplement, interest on Debt Securities that are in the form of certificated securities will be paid by check mailed to the holder at that person’s address as it appears in the register for the Debt Securities maintained by the Trustee; however, a holder of $10,000,000 or more of the Debt Securities having the same interest payment dates will be entitled to receive payments of interest by wire transfer, if appropriate wire transfer instructions have been received by the Trustee on or prior to the applicable record date. (Section 2.12.) Unless we indicate otherwise in the applicable prospectus supplement, the principal, interest at maturity and premium, if any, on Debt Securities in the form of certificated securities will be payable in immediately available funds at the office of the Trustee. (Section 2.12.)

      All monies paid by us to a paying agent for the payment of principal, interest or premium on any Debt Security which remain unclaimed at the end of two years after that principal, interest or premium has become due and payable will be repaid to us and the holder of that Debt Security will thereafter look only to us for payment of that principal, interest or premium. (Section 4.4.)

Events of Default

      The following constitute events of default under the Indenture:

•	default in the payment of principal and premium, if any, on any security issued under the Indenture when due and payable and continuance of that default for 5 days;

•	default in the payment of interest on any security issued under the Indenture when due and continuance of that default for 30 days;

•	default in the performance or breach of any of our other covenants or warranties in the securities or in the Indenture and the continuation of that default or breach for 90 days after written notice to us as provided in the Indenture; and

•	specified events of bankruptcy, insolvency or reorganization of our company.

      (Section 7.1.)

      If an event of default occurs and is continuing, either the Trustee or the holders of a majority in principal amount of the outstanding securities may declare the principal amount of all securities to be due and payable immediately. At any time after an acceleration of the securities has been declared, but before a judgment or decree of the immediate payment of the principal amount of the securities has been obtained, if we pay or deposit with the Trustee a sum sufficient to pay all matured installments of interest and the principal and any premium which has become due otherwise than by acceleration and all defaults have been cured or waived, then that payment or deposit will cause an automatic rescission and annulment of the acceleration of the securities. (Section 7.1.)

      The Trustee generally will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered acceptable indemnity to the Trustee. (Section 8.2.) The holders of a majority in principal amount of the outstanding securities generally will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred on the Trustee, relating to the securities. (Section 7.7.) Each holder has the right to institute a proceeding relating to the Indenture, but this right is subject to conditions precedent specified in the Indenture. (Sections 7.4 and 7.7.) The Trustee is required to give the holders notice of the occurrence of a default within 90 days of the default, unless the default is cured or waived. Except in the case of a payment default on any securities, however, the Trustee may withhold notice if it determines in good faith that it is in the interest of holders to do so. (Section 7.8.) We are required to deliver to the Trustee each year a certificate as to whether or not we are in compliance with the conditions and covenants under the Indenture. (Section 5.5.)

Modification

      We and the Trustee may modify and amend the Indenture from time to time. Depending upon the type of amendment, we may not need the consent or approval of any of the holders of the securities, or we may need either the consent or approval of the holders of a majority in principal amount of the outstanding securities affected by the proposed amendment or the consent or approval of each holder affected by the proposed amendment.

      We will not need the consent of the holders for the following types of amendments:

•	adding to our covenants for the benefit of the holders or surrendering a right given to us in the Indenture;

•	adding security for the securities; or

•	making various other modifications, generally of a ministerial or immaterial nature. (Section 12.1.)

      We will need the consent of the holders of each outstanding security affected by a proposed amendment if the amendment would cause any of the following to occur:

•	a change in the maturity date of any security;

•	a reduction in the interest rate or extension of the time of payment of interest;

•	a reduction in the principal amount of any security, the premium payable on any security, or the amount of principal that could be declared due and payable prior to the stated maturity;

•	a change in the currency of any payment of principal, premium or interest on any security;

•	an impairment of the right of a holder to institute suit for the enforcement of any payment relating to any security;

•	a reduction in the percentage of outstanding securities necessary to consent to the modification or amendment of the Indenture or to waive past defaults; or

•	a modification in these requirements. (Section 12.2.)

      Amendments other than those described in the above two paragraphs will require the approval of a majority in principal amount of the outstanding securities.

Defeasance and Discharge

      We may be discharged from all obligations relating to the Debt Securities and the Indenture (except for specified obligations such as obligations to register the transfer or exchange of securities, replace stolen, lost or mutilated securities and maintain paying agencies) if we irrevocably deposit with the Trustee, in trust for the benefit of holders of securities, money or United States government obligations (or any combination thereof) sufficient to make all payments of principal, premium and interest on the securities on the dates those payments are due. To discharge these obligations, we must deliver to the Trustee an opinion of counsel that the holders of the securities will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance or discharge of the Indenture. If we discharge our obligations as described above, the holders of securities must look only to the funds deposited with the Trustee, and not us, for payments on the securities. (Section 4.1.)

Consolidation, Merger and Sale of Assets

      We will not merge into any other corporation or sell or otherwise transfer all or substantially all our assets unless the successor or transferee corporation assumes by supplemental indenture our obligations to pay the principal, interest and premium on all the securities and our obligation to perform every covenant of the Indenture that we are to perform or observe and we or the successor or transferee corporation, as applicable, are not, immediately following such merger, sale or transfer, in default in the performance of any of those covenants. Upon any merger, sale or transfer of all or substantially all of our assets, the successor or transferee corporation will succeed to, and be substituted for, and may exercise all of our rights and powers under the Indenture with the same effect as if the successor corporation had been named as us in the Indenture and we will be released from all obligations under the Indenture. Unless we indicate otherwise in the applicable prospectus supplement, the Indenture will define all or substantially all of our assets as being 50% or more of our total assets as shown on our balance sheet as of the end of the prior year and specifically will permit any sale, transfer or conveyance during a calendar year of less than 50% of our total assets without the consent of the holders of the securities. (Sections 11.1 and 11.2.)

Limitations on Liens

      Unless we indicate otherwise in the applicable prospectus supplement, so long as any Debt Securities are outstanding, we will not create or permit to exist any mortgage, pledge, security interest or other lien (collectively, “liens”) on any of our utility properties or assets, whether we own it now or acquire it later, unless we similarly secure the Debt Securities and all other securities issued under the Indenture prior to or contemporaneously with the Debt Securities.

      This restriction will not apply to:

•	any of our subsidiaries;

•	our Mortgage Indenture securing our first mortgage bonds, or any indenture supplemental to our mortgage bonds;

•	liens on any property existing at the time we acquire the property (or within one year of our acquisition);

•	purchase money liens; or

•	any extension, renewal, or replacement (or successive extensions, renewals or replacements) of any lien referred to in the clauses listed above.

      In addition, this restriction will not apply to the following “permitted encumbrances”:

•	the pledge or assignment, in the ordinary course, of electricity, gas, steam or accounts receivable;

•	liens existing on any property at the time the corporation owning the property merges with us or transfers all or substantially all of its property to us, so long as our Board of Directors determines that the property is adequate security for the lien;

•	liens not otherwise permitted if the total of all permitted encumbrances would not exceed 10% of our tangible net worth.

      As described above, these restrictions will limit our ability to incur secured debt, but will not prohibit it entirely. Nor will the restrictions prevent us from entering into leases in the ordinary course of business. With respect to our Mortgage Indenture, as of March 31, 2001, we had $952,825,000 in first mortgage bonds outstanding.

Resignation or Removal of Trustee

      The Trustee may resign at any time by notifying us in writing and specifying the day upon which the resignation is to take effect. The resignation will not take effect, however, until a successor trustee has been appointed. (Section 8.10.)

      The holders of a majority in principal amount of the outstanding securities may remove the Trustee at any time. In addition, so long as no event of default or event which, with the giving of notice or lapse of time or both, would become an event of default has occurred and is continuing, we may remove the Trustee upon notice to the holder of each security outstanding and appointment of a successor Trustee. (Section 8.10.)

Concerning the Trustee

      Wells Fargo Bank Minnesota, National Association is the Trustee. We maintain banking relationships with the Trustee in the ordinary course of business. The Trustee also acts as trustee for some of our other securities as well as securities of some of our affiliates.

BOOK-ENTRY SYSTEM

      Each series of Debt Securities offered by this prospectus may be issued in the form of one or more global securities representing all or part of that series of Debt Securities. This means that we will not issue certificates for that series of Debt Securities to the holders. Instead, a global security representing that series will be deposited with, or on behalf of, DTC, or its successor as the Depository and registered in the name of the Depository or a nominee of the Depository.

      The Depository will keep a computerized record of its participants (for example, your broker) whose clients have purchased the Debt Securities. Unless it is exchanged in whole or in part for a certificated security, a global security may not be transferred, except that the Depository, its nominees and their successors may transfer a global security as a whole to one another.

      Beneficial interests in global securities will be shown on, and transfers of interests will be made only through, records maintained by the Depository and its participants. The laws of some jurisdictions require that some purchasers take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

      We will wire principal, interest and any premium payments to the Depository or its nominee. We and the Trustee will treat the Depository or its nominee as the owner of the global security for all purposes, including any notices and voting. Accordingly, we, the Trustee and any paying agent will have no direct responsibility or liability to pay amounts due on a global security to owners of beneficial interests in a global security.

      Unless otherwise specified in the prospectus supplement, DTC will act as Depository for those Debt Securities issued as global securities. The Debt Securities will be registered in the name of Cede & Co. (DTC’s partnership nominee).

      DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants (“Direct Participants”) deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules that apply to DTC and its Direct or Indirect Participants (collectively, “Participants”) are on file with the SEC.

      It is DTC’s current practice, upon receipt of any payment of principal or interest, to credit Direct Participants’ accounts on the payment date according to their respective holdings of beneficial interests in the global security as shown on DTC’s records. In addition, it is DTC’s current practice to assign any consenting or voting rights to Direct Participants whose accounts are credited with Securities on a record date, by using an omnibus proxy. Payments by Participants to owners of beneficial interests in a global security, and voting by Participants, will be governed by the standing instructions and customary practices between the participants and owners of beneficial interests, as is the case with securities held for the account of customers registered in “street name.” However, payments will be the responsibility of the Participants and not our responsibility or that of DTC or the Trustee.

      Debt Securities of a series represented by a global security will be exchangeable for certificated securities with the same terms in authorized denominations only if:

•	DTC notifies us that it is unwilling or unable to continue as Depository or if DTC ceases to be a clearing agency registered under applicable law and a successor Depository is not appointed by us within 90 days; or

•	we determine not to require all of the Debt Securities of a series to be represented by a global security and notify the trustee of our decision.

      The information in this section concerning DTC and DTC’s book-entry system has been obtained from DTC, and we and any underwriters, dealers or agents take no responsibility for the accuracy thereof.

      Any underwriters, dealers or agents of any Debt Securities may be Direct Participants of DTC.

LEGAL OPINIONS

      Legal opinions relating to the Debt Securities will be rendered by our counsel, Gary R. Johnson, 800 Nicollet Mall, Suite 3000, Minneapolis, Minnesota, and Jones, Day, Reavis & Pogue, 77 West Wacker, Chicago, Illinois, counsel for any underwriters, dealers or agents named in a prospectus supplement. Gary R. Johnson is our Vice President and General Counsel and is the beneficial owner of 16,773 shares of common stock of our parent company, Xcel Energy Inc. Gary R. Johnson will pass upon matters pertaining to local laws and as to these matters Jones, Day, Reavis & Pogue will rely on his opinions. Jones, Day, Reavis & Pogue has acted in the past, and may in the future act, as special counsel to us and our affiliates, including our parent corporation, Xcel Energy Inc.

EXPERTS

      The consolidated financial statements and schedule of Northern States Power Company-Minnesota as of December 31, 2000 incorporated by reference in this registration statement on Form S-3 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

      The consolidated financial statements of Northern States Power Company as of December 31, 1999 and 1998 and for each of the two years in the period ended December 31, 1999, incorporated in this prospectus by reference to our Annual Report on Form 10-K for the period ended December 31, 2000, filed with the SEC on March 28, 2001, have been so incorporated in reliance upon the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firms as experts in auditing and accounting.

PLAN OF DISTRIBUTION

      We intend to sell the Debt Securities offered by this prospectus to or through underwriters or dealers, and may also sell the Debt Securities directly to other purchasers or through agents, as described in the prospectus supplement relating to an issue of Debt Securities.

      The distribution of the Debt Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices.

      In connection with the sale of the Debt Securities, underwriters may receive compensation from us or from purchasers of Debt Securities for whom they may act as agents in the form of discounts, concessions, or commissions. Underwriters may sell Debt Securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions, or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers, and agents that participate in the distribution of Debt Securities may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of Debt Securities by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Any person who may be deemed to be an underwriter will be identified, and any compensation received from us, will be described in the prospectus supplement.

      Under agreements into which we may enter in connection with the sale of Debt Securities, underwriters, dealers, and agents who participate in the distribution of the Debt Securities may be entitled to indemnification by us against specified liabilities, including liabilities under the Securities Act of 1933.

________________________________________________________________________________

$175,000,000

Northern States Power Company

8.00% Public Income NotES (PINES®) due 2042

PROSPECTUS SUPPLEMENT

July 8, 2002

Salomon Smith Barney

Merrill Lynch & Co.
Morgan Stanley
Prudential Securities
UBS Warburg
Wachovia Securities